Exhibit 99
PART I. FINANCIAL INFORMATION
ITEM 1. FINANCIAL STATEMENTS
CORUS BANKSHARES, INC.
PRELIMINARY BALANCE SHEETS
(Unaudited)

	December 31	December 31
(dollars in thousands, except per share data)	2009 *	2008
Assets
Cash and cash equivalents	$37,475	$48,188
Securities available-for-sale, at fair value (amortized cost $0 and $3,394)	—	2,839
Loans, net of unearned income	10,413	3,824
Less: Allowance for loan losses	(3,658)	—

Loans, net	6,755	3,824
Investment in Trust Preferred Securities	—	12,147
Taxes receivable	258,243	5,865
Other assets	15,127	11,439
Assets from discontinued operations	—	8,331,868

Total Assets	$317,600	$8,416,170

Liabilities and Shareholders’ (Deficit)/Equity
Liabilities:
Subordinated debentures relating to Trust Preferred Securities	$411,056	$409,414
Taxes payable to FDIC as receiver for Corus Bank	109,455	—
Other liabilities	9,479	13,750
Liabilities from discontinued operations	—	7,710,441

Total Liabilities	529,990	8,133,605
Total Shareholders’ (Deficit)/Equity	(212,390)	282,565

Total Liabilities and Shareholders’ (Deficit)/Equity	$317,600	$8,416,170

*	Preliminary

CORUS BANKSHARES, INC.
PRELIMINARY STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(dollars in thousands)	2009 *	2008	2009 *	2008
Income:
Interest, points and fees on loans	$—	$34	$36	$2,086
Investments	12	756	321	8,117
Securities gains/(losses), net	269	—	269	25,917
Other income	6	166	8	789

Total Income	287	956	634	36,909

Expense:
Interest expense	2,726	5,509	13,346	24,586
Provision for credit losses	—	(4,336)	6,682	13,914
Other expenses	2,778	(29)	9,416	619

Total Expense	5,504	1,144	29,444	39,119

Loss Before Income Taxes	(5,217)	(188)	(28,810)	(2,210)
Income tax benefit	(104,016)	(1,620)	(109,943)	(996)

Income (loss) from continuing operations	98,799	1,432	81,133	(1,214)

Discontinued Operations (1)
Loss from discontinued operations before income taxes	—	(386,348)	(816,578)	(573,573)
Non-cash gain from disposition of Corus Bank, N.A.	—	—	251,905	—
Income tax expense/(benefit)	—	(68,131)	6,431	(118,324)

Loss from discontinued operations	—	(318,217)	(571,104)	(455,249)

Net Income (Loss)	$98,799	$(316,785)	$(489,971)	$(456,463)

*	Preliminary

(1)	The results from discontinued operations in 2009 include activity up to and including September 11, 2009.